Employment Retention Agreement

This Employment Retention Agreement (the “Agreement”) is made and entered into as of November 30, 2018, by and between Gannett Co., Inc. (the “Company”) and Barbara W. Wall (“Executive”).

WHEREAS, the Company wants Executive to continue her employment with the Company at least through November 29, 2019; and

WHEREAS, subject to the terms of this Agreement, Executive is willing to remain employed by the Company at least through November 29, 2019.

NOW THEREFORE, in consideration of Executive’s continued employment as described in this Agreement, the Company and Executive agree as follows:

1.          Retention Payment.  Subject to the terms of this Agreement, Executive shall be eligible for, and the Company shall pay to Executive, a retention payment in the gross amount of $475,000, less applicable payroll withholdings and deductions (the “Retention Payment”).  Executive shall not be eligible for, and shall not be paid, the Retention Payment if Executive resigns from her employment with the Company for any reason on or prior to November 29, 2019.  Executive shall be eligible for, and the Company shall pay, the Retention Payment to Executive if the Company terminates Executive’s employment with the Company without cause on or before November 29, 2019 (a “Termination without Cause”), or if Executive remains employed by the Company through November 29, 2019.  If Executive is eligible to receive the Retention Payment, the Company shall pay the Retention Payment to Executive in one lump sum cash payment on the earlier of (i) the first regularly scheduled pay date after the date of the Termination without Cause, or (ii) the first regularly scheduled pay date after November 29, 2019 if Executive remains employed with the Company through November 29, 2019.

2.          At-will Employment.  Nothing in this Agreement shall change Executive’s status as an at-will employee of the Company, meaning that either the Company or Executive may terminate the employment relationship at any time and for any reason. In addition, for purposes of clarity and the avoidance of doubt, nothing in this Agreement shall change, modify or alter in any way Executive’s participation or rights in any Company plan, program, or arrangement in which she is participating or under which she has rights.

3.          Miscellaneous.  This Agreement contains all of the understandings and representations between the Company and Executive relating to any retention payment and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention payment; provided, however, that this Agreement shall not supersede any other written agreements between the Company and Executive, which shall remain in full force and effect.  This Agreement shall be governed by the laws of the Delaware without giving effect to the conflict of laws provisions thereof to the extent such rules would require or permit application of the laws of any other jurisdiction.

EXECUTIVE		GANNETT CO., INC.

/s/ Barbara W. Wall		By:	/s/ Robert J. Dickey
Barbara W. Wall		Robert J. Dickey

Date:	November 30, 2018	Date:	November 30, 2018

[signature page to Employment Retention Agreement]